Exhibit 99.1

FOR IMMEDIATE RELEASE

AGT, Inc. Announces a New CEO

Knoxville, Tennessee -- (Business Wire) -- June 6, 2006. The Board of Directors of Atmospheric Glow Technologies, Inc. (OTCBB:AGWT) (AGT), a leader in atmospheric plasma technology products, announces today that W. Scott McDonald will become its new CEO effective June 19, 2006. Mr. McDonald brings to AGT over two decades of professional experience for in successfully leading business unit operations, strategic marketing, e-commerce and new product development initiatives. His most recent position was General Manager, Automotive Group of Imagepoint, Inc., the leading US provider of retail identity and signage products. His early career was with General Motors Corporation where he attended the GMI Engineering and Management Institute and attained a Stanford University MBA as a GM fellow. He managed International New Product Development activities, led both divestiture and new business development efforts and operated market research and analysis operations prior to becoming Director of GM's eCommerce Sales activities.

AGT is taking decisive next steps to place its products in the field and Mr. Mc Donald will be leading that process. "I believe there is tremendous market opportunity for AGT and I 'm honored to be selected to lead this great team into the next important phase of new product introductions and commercialization," McDonald said.

AGT is a market driven science and engineering company focused on realizing the commercial potential of the patented One Atmosphere Uniform Glow Discharge Plasma (OAUGDP®) technology, a method of creating plasma chemistry in air at atmospheric pressure. Management believes that the OAUGDP® is an exciting breakthrough in proprietary technology offering capabilities that other plasma technologies do not provide. Moreover, AGT is working to expand the applicability of its OAUGDP® technology and has targeted new market and product opportunities with the goal of creating additional shareholder value. AGT's technology has been the recipient of numerous federal contracts and grants and recognition awards. Additional information is available at http://www.atmosphericglow.com.

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Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes", "anticipates", "expects", and similar expressions are intended to identify forward looking statements. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of events of the company, or events, or timing of events, relating to the company to differ materially from any future results, performance, or achievements of the forward-looking statements. The company cannot assure that it will be able to anticipate or respond timely to the changes, which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the company's securities.

Contact: Kimberly Kelly-Wintenberg, @ 865-777-3776, Ext. 239, kwintenb@atmosphericglow.com